UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 22, 2020
EDGEWELL PERSONAL CARE COMPANY

(Exact name of registrant as specified in its charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Research Drive, Shelton, Connecticut 06484
(Address of principal executive offices)

203-944-5500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EPC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 22, 2020, Edgewell Personal Care Company (the “Company”) completed its previously announced private placement of 5.500% unsecured, unsubordinated notes due 2028 in an aggregate principal amount of $750 million (the “Notes”) to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.
The Company used a portion of the net proceeds from the issuance of the Notes to satisfy and discharge the Company’s obligations with respect to its outstanding 4.700% Senior Notes due 2021 (“2021 Senior Notes”), which funds will be used to pay the redemption price for the 2021 Senior Notes, with the remainder of the net proceeds intended to be used to pay our fees and expenses and for general corporate purposes, which may include, but are not limited to, the repayment of outstanding indebtedness, working capital, capital expenditures, and acquisitions. This document is not and should not be construed as a notice of redemption for the 2021 Senior Notes.
The Notes were issued pursuant to an indenture dated as of May 22, 2020 (the “Indenture”) among the Company, the guarantors party thereto and Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Notes will bear interest at a rate of 5.500% per annum, payable semiannually in cash in arrears on June 1 and December 1 of each year, commencing December 1, 2020. The Notes will mature on June 1, 2028.
At any time prior to June 1, 2023, the Company may redeem the Notes in whole at any time, or in part from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make-whole” premium, together with accrued and unpaid interest to, but excluding, the applicable redemption date as set forth in the Indenture. In addition, until June 1, 2023, the Company may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes, with the net cash proceeds of certain equity offerings at a redemption price as set forth in the Indenture. In addition, the Company may be required to make an offer to purchase the Notes upon a change of control, as defined in the Indenture. On or after June 1, 2023, the Company may redeem the Notes in whole at any time, or in part from time to time, at its option, at the redemption prices specified in the Indenture, plus accrued and unpaid interest to, but excluding, the redemption date.
The Notes will be guaranteed, jointly and severally, by each of the Company’s direct and indirect wholly-owned domestic subsidiaries that guarantee the Company’s existing secured revolving credit facility (or certain replacements thereof) or that guarantee certain capital markets indebtedness of the Company, in each case provided that the amount of such credit facility or indebtedness exceeds a specified amount, for so long as they remain guarantors under such indebtedness and subject to release in certain other circumstances. The Notes and the guarantees thereof will be unsecured, unsubordinated indebtedness of the Company and the guarantors.
The Indenture contains certain customary covenants and events of default (subject in certain cases to customary grace and cure periods).
The foregoing description of the Indenture does not purport to be complete and, is subject to, and qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated into this Item 1.01 by reference.
Item 1.02 Termination of a Material Definitive Agreement.
On May 22, 2020, the Company satisfied and discharged its obligations with respect to the 2021 Senior Notes under that certain Indenture, dated as of May 19, 2011, by and among the Company, the guarantors named therein and the Trustee, as supplemented by the First Supplemental Indenture, dated as of May 19, 2011, by and among the Company, the guarantors named therein, and the Trustee, pursuant to which the 2021 Notes were issued, by irrevocably depositing with the Trustee funds sufficient to redeem in full, on June 21, 2020, the $600 million aggregate principal amount of the 2021 Senior Notes.
Item 2.03 Creation of a Direct Financial Obligation.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of May 22, 2020, among Edgewell Personal Care Company, the guarantors party thereto and the Trustee.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
EDGEWELL PERSONAL CARE COMPANY

By:  /s/ Marisa Iasenza
Marisa Iasezna
Chief Legal Officer

Dated: May 22, 2020

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of May 22, 2020, among Edgewell Personal Care Company, the guarantors party thereto and the Trustee.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).